October 25, 2022

First Busey Announces 2022 Third Quarter Earnings
CHAMPAIGN, IL – (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE)

First Busey Reports Third Quarter Net Income of $35.7 million and diluted EPS of $0.64

Message from our Chairman & CEO

Third Quarter 2022 Highlights:
•Adjusted quarterly net income1 of $36.4 million and adjusted diluted EPS1 of $0.65
•Net interest margin1 of 3.00% reflects a 32-basis point increase over prior quarter
•Total deposit growth of $204.2 million, representing a 7.8% annualized growth rate; cycle-to-date non-maturity interest bearing deposit beta is 4.9%
•Core loan1 growth of $178.5 million, representing a 9.50% annualized growth rate
•Non-performing assets of 0.14% of total assets and annualized net charge-off ratio of 0.02%
•FirsTech revenue2 of $5.6 million, representing 10.8% year-over-year growth
•Adjusted core efficiency ratio1 of 55.7%, compared to 58.7% in the third quarter of 2021
•Redeemed $60.0 million of outstanding callable subordinated notes
•For additional information, please refer to the 3Q22 Quarterly Earnings Supplement

Third Quarter Financial Results
Net income for First Busey Corporation (“First Busey” or the “Company”) for the third quarter of 2022 was $35.7 million, or $0.64 per diluted common share, compared to $29.8 million, or $0.53 per diluted common share, for the second quarter of 2022, and $25.9 million, or $0.46 per diluted common share, for the third quarter of 2021. Adjusted net income1 for the third quarter of 2022 was $36.4 million, or $0.65 per diluted common share, compared to $30.1 million, or $0.54 per diluted common share, for the second quarter of 2022, and $32.8 million, or $0.58 per diluted common share, for the third quarter of 2021. For the third quarter of 2022, annualized return on average assets and annualized return on average tangible common equity1 were 1.13% and 17.41%, respectively. Based on adjusted net income1, annualized return on average assets was 1.15% and annualized return on average tangible common equity1 was 17.79% for the third quarter of 2022.

Pre-provision net revenue1 for the third quarter of 2022 was $46.5 million, compared to $39.6 million for the second quarter of 2022 and $30.5 million for the third quarter of 2021. Adjusted pre-provision net revenue1 for the third quarter of 2022 was $48.8 million, compared to $41.3 million for the second quarter of 2022 and $39.4 million for the third quarter of 2021. Pre-provision net revenue to average assets1 for the third quarter of 2022 was 1.47%, compared to 1.27% for the second quarter of 2022, and 0.95% for the third quarter of 2021. Adjusted pre-provision net revenue to average assets1 for the third quarter of 2022 was 1.54%, compared to 1.33% for the second quarter of 2022 and 1.23% for the third quarter of 2021.

The Company experienced its sixth consecutive quarter of strong core loan1 growth. Core loan1 growth was $178.5 million in the third quarter of 2022, compared to $249.1 million in the second quarter of 2022 and $177.1 million in the third quarter of 2021. Over the last four quarters, the Company has generated $696.3 million in core loan1 growth, equating to a year-over-year growth rate of 10.0%. Meanwhile, we experienced deposit growth of $204.2 million during the third quarter of 2022. As a result our loan to deposit ratio ended the quarter at 72.4%.

1 See "Non-GAAP Financial Information" for a reconciliation.
2 Revenue from the Company’s subsidiary, FirsTech, Inc. (FirsTech), excluding intracompany eliminations.

In addition, our fee-based businesses continue to add revenue diversification. Total non-interest income of $30.9 million accounted for 26.4% of total operating revenue. Beginning on July 1, 2022, we became subject to the Durbin Amendment of the Dodd-Frank Act. The Durbin Amendment requires the Federal Reserve to establish a maximum permissible interchange fee for many types of debit transactions. The third quarter impact of these rules was a $2.4 million reduction in fee income.

Asset quality remains strong by both historical as well as present-day industry standards. In the third quarter of 2022, non-performing assets declined to 0.14% of total assets, from 0.15% in the second quarter of 2022 and 0.23% in the third quarter of 2021. The Company’s results for the third quarter of 2022 include a provision expense of $2.4 million for credit losses and a provision release of $0.3 million for unfunded commitments. The total allowance for credit losses was $90.7 million at September 30, 2022, representing 1.18% of total portfolio loans outstanding. The Company recorded net charge-offs of $0.4 million in the third quarter of 2022, equating to an annualized net charge-off ratio of 0.02%.

The Company views certain non-operating items, including acquisition-related and other restructuring charges, as adjustments to net income reported under U.S. generally accepted accounting principles (GAAP). Non-operating pretax adjustments for other restructuring charges in the third quarter of 2022 included $0.1 million of expenses related to non-operating professional fees and $0.9 million of loss on leases and fixed asset impairment. The Company believes that non-GAAP measures—including pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, adjusted pre-provision net revenue to average assets, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, return on average tangible common equity, adjusted return on average tangible common equity, adjusted net interest income, adjusted net interest margin, adjusted noninterest expense, adjusted core expense, efficiency ratio, adjusted efficiency ratio, adjusted core efficiency ratio, tangible book value per common share, tangible common equity, tangible common equity to tangible assets, core loans, core loans to portfolio loans, core deposits, core deposits to total deposits, and core loans to core deposits—facilitate the assessment of its financial results and peer comparability. A reconciliation of these non-GAAP measures is included in tabular form at the end of this release (see "Non-GAAP Financial Information").

Debt Redemption
On August 25, 2022, the Company redeemed $60.0 million of outstanding callable subordinated notes originally issued in 2017, using proceeds obtained from our successful public offering of $100.0 million subordinated debt in the second quarter of 2022. At the time of redemption, the redeemed subordinated notes carried interest at a floating rate of 3-month LIBOR plus 2.919%.

Hurricane Ian
On September 28, 2022, Hurricane Ian made landfall in southwest Florida impacting our operations in the region. We are focused on assisting our clients and employees as they navigate the challenges from this historic storm. As of today, two of our three branches are fully operational, while services are expected to be restored imminently via a temporary facility at our third location. Efforts undertaken to date include: 1) financial assistance for associates impacted by the storm; 2) creation of a relief center for associates to access much needed supplies; 3) staffing resource reallocation to support our southwest Florida operations; 4) fee waivers for impacted customers; and 5) loan modification program for impacted commercial customers. These are but a few of the initiatives and efforts implemented to date in response to Hurricane Ian.

Efficiency Initiative
Early in the fourth quarter of 2022, we implemented a targeted restructuring and efficiency optimization plan that is expected to generate annual salary and benefits savings of $4.0 million to $4.4 million. We also expect to incur one-time severance-related costs associated with this initiative of $1.1 million to $1.3 million, most of which are expected to be realized in the fourth quarter. We expect to largely reinvest the anticipated savings to support ongoing growth initiatives across our franchise over the next several quarters.

Community Banking
First Busey’s goal of being a strong community bank begins with outstanding associates. The Company is humbled to be named among the 2021 Best Banks to Work For by American Banker, the 2021 Best Places to Work in Money Management by Pensions and Investments, the 2022 Best Places to Work in Illinois by Daily Herald Business Ledger, and the 2022 Best Companies to Work For in Florida by Florida Trend magazine.

We are grateful for the opportunities to earn the business of our customers, based on the contributions of our talented associates and the continued support of our loyal shareholders. We feel confident that we are well positioned to navigate these uncertain times while continuing to produce quality growth and profitability as we move into the final quarter of 2022 and into 2023.

/s/ Van A. Dukeman
Chairman, President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended				Nine Months Ended
	September 30, 2022	June 30, 2022		September 30, 2021	September 30, 2022	September 30, 2021
EARNINGS & PER SHARE AMOUNTS
Net income	$35,661	$29,824		$25,941	$93,924	$93,523
Diluted earnings per common share	0.64	0.53		0.46	1.67	1.67
Cash dividends paid per share	0.23	0.23		0.23	0.69	0.69
Pre-provision net revenue[1,2]	46,498	39,569		30,470	122,133	104,698
Revenue[3]	117,234	108,661		103,957	332,337	295,309

Net income by operating segments:
Banking	37,082	30,499		25,124	94,032	89,889
FirsTech	353	397		384	1,300	1,214
Wealth Management	3,756	5,092		4,718	14,688	14,285

AVERAGE BALANCES
Cash and cash equivalents	331,397	351,697		1,009,750	455,545	732,958
Investment securities	3,667,753	3,841,011		3,721,740	3,825,265	3,109,140
Loans held for sale	4,195	3,089		15,589	6,376	23,060
Portfolio loans	7,617,918	7,378,969		7,133,108	7,387,582	6,921,226
Interest-earning assets	11,497,783	11,453,198		11,730,637	11,550,887	10,651,386
Total assets	12,531,856	12,452,070		12,697,795	12,547,816	11,571,270

Noninterest bearing deposits	3,583,693	3,535,110		3,365,823	3,569,562	3,010,999
Interest-bearing deposits	6,993,125	6,971,083		7,253,242	6,997,106	6,577,531
Total deposits	10,576,818	10,506,193	10,506,193	10,619,065	10,566,668	9,588,530

Securities sold under agreements to repurchase and federal funds purchased	233,032	235,733		221,813	246,481	203,777
Interest-bearing liabilities	7,605,148	7,574,677		7,842,805	7,611,314	7,114,856
Total liabilities	11,350,408	11,255,018		11,346,379	11,328,171	10,247,699
Stockholders' equity - common	1,181,448	1,197,052		1,351,416	1,219,645	1,323,571
Average tangible common equity[2]	812,467	825,162		970,531	847,772	952,742

PERFORMANCE RATIOS
Pre-provision net revenue to average assets[1,2]	1.47%	1.27%		0.95%	1.30%	1.21%
Return on average assets	1.13%	0.96%		0.81%	1.00%	1.08%
Return on average common equity	11.98%	9.99%		7.62%	10.30%	9.45%
Return on average tangible common equity[2]	17.41%	14.50%		10.60%	14.81%	13.12%
Net interest margin2, [4]	3.00%	2.68%		2.41%	2.71%	2.54%
Efficiency ratio[2]	57.62%	60.56%		67.27%	60.30%	61.40%
Noninterest revenue as a % of total revenues[3]	26.38%	30.12%		31.94%	30.10%	32.21%

NON-GAAP FINANCIAL INFORMATION
Adjusted pre-provision net revenue[1,2]	$48,800	$41,267		$39,409	$129,421	$119,648
Adjusted net income[2]	36,435	30,081		32,845	95,620	102,831
Adjusted diluted earnings per share[2]	0.65	0.54		0.58	1.70	1.84
Adjusted pre-provision net revenue to average assets[2]	1.54%	1.33%		1.23%	1.38%	1.38%
Adjusted return on average assets[2]	1.15%	0.97%		1.03%	1.02%	1.19%
Adjusted return on average tangible common equity[2]	17.79%	14.62%		13.43%	15.08%	14.43%
Adjusted net interest margin[2,4]	2.97%	2.66%		2.35%	2.68%	2.46%
Adjusted efficiency ratio[2]	56.81%	60.29%		58.97%	59.67%	57.46%

1.Net interest income plus noninterest income, excluding securities gains and losses, less noninterest expense.
2.See “Non-GAAP Financial Information” for reconciliation.
3.Revenue consists of net interest income plus noninterest income, excluding securities gains and losses.
4.On a tax-equivalent basis, assuming a federal income tax rate of 21%.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(dollars in thousands, except per share amounts)

	As of
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
ASSETS
Cash and cash equivalents	$347,149	$230,852	$479,228	$836,095	$883,845
Investment securities	3,494,710	3,708,922	3,941,656	3,994,822	4,010,256
Loans held for sale	4,546	4,813	6,765	23,875	20,225

Commercial loans	5,724,137	5,613,955	5,486,817	5,449,689	5,431,342
Retail real estate and retail other loans	1,945,977	1,883,823	1,786,056	1,739,309	1,719,293
Portfolio loans	7,670,114	7,497,778	7,272,873	7,188,998	7,150,635

Allowance for credit losses	(90,722)	(88,757)	(88,213)	(87,887)	(92,802)
Premises and equipment	128,175	130,892	133,658	136,147	142,031
Goodwill and other intangible assets, net	367,091	369,962	372,913	375,924	378,891
Right of use asset	10,202	8,615	9,014	10,533	11,068
Other assets	566,123	493,356	439,615	381,182	395,181
Total assets	$12,497,388	$12,356,433	$12,567,509	$12,859,689	$12,899,330

LIABILITIES & STOCKHOLDERS' EQUITY
Noninterest bearing deposits	$3,628,169	$3,505,299	$3,568,651	$3,670,267	$3,453,906
Interest checking, savings, and money market deposits	6,173,041	6,074,108	6,132,355	6,162,661	6,337,026
Time deposits	800,187	817,821	890,830	935,649	1,026,935
Total deposits	$10,601,397	$10,397,228	$10,591,836	$10,768,577	$10,817,867

Securities sold under agreements to repurchase	$234,597	$228,383	$255,668	$270,139	$241,242
Short-term borrowings	16,225	16,396	17,683	17,678	17,673
Long-term debt	254,835	317,304	265,769	268,773	271,780
Junior subordinated debt owed to unconsolidated trusts	71,765	71,721	71,678	71,635	71,593
Lease liability	10,311	8,655	9,067	10,591	11,120
Other liabilities	201,670	154,789	137,783	133,184	134,979
Total liabilities	11,390,800	11,194,476	11,349,484	11,540,577	11,566,254
Total stockholders' equity	1,106,588	1,161,957	1,218,025	1,319,112	1,333,076
Total liabilities & stockholders' equity	$12,497,388	$12,356,433	$12,567,509	$12,859,689	$12,899,330

SHARE AND PER SHARE AMOUNTS
Book value per common share	$20.04	$21.00	$22.03	$23.80	$23.88
Tangible book value per common share[1]	$13.39	$14.31	$15.29	$17.01	$17.09
Ending number of common shares outstanding	55,232,434	55,335,703	55,278,785	55,434,910	55,826,984

1.See "Non-GAAP Financial Information" for reconciliation.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
INTEREST INCOME
Interest and fees on loans held for sale and portfolio	$76,081	$65,567	$65,163	$202,530	$189,132
Interest on investment securities	18,249	16,671	12,239	49,852	31,894
Other interest income	1,085	358	462	1,720	857
Total interest income	$95,415	$82,596	$77,864	$254,102	$221,883

INTEREST EXPENSE
Interest on deposits	$3,565	$2,146	$3,059	$7,835	$10,086
Interest on securities sold under agreements to repurchase and federal funds purchased	459	147	60	665	177
Interest on short-term borrowings	190	147	112	426	195
Interest on long-term debt	4,110	3,520	3,150	10,739	9,050
Junior subordinated debt owed to unconsolidated trusts	786	708	728	2,148	2,185
Total interest expense	$9,110	$6,668	$7,109	$21,813	$21,693

Net interest income	$86,305	$75,928	$70,755	$232,289	$200,190
Provision for credit losses	2,364	1,653	(1,869)	3,764	(10,365)
Net interest income after provision for credit losses	$83,941	$74,275	$72,624	$228,525	$210,555

NONINTEREST INCOME
Wealth management fees	$12,508	$14,135	$13,749	$42,422	$39,335
Fees for customer services	7,627	9,588	9,288	26,122	25,936
Payment technology solutions	5,080	4,888	4,620	15,045	13,771
Mortgage revenue	438	284	1,740	1,697	6,153
Income on bank owned life insurance	958	874	999	2,716	3,439
Net securities gains (losses)	4	(1,714)	57	(2,324)	2,596
Other noninterest income	4,318	2,964	2,806	12,046	6,485
Total noninterest income	$30,933	$31,019	$33,259	$97,724	$97,715

NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$39,762	$38,110	$41,949	$117,226	$107,222
Data processing expense	5,447	5,375	7,782	15,800	16,881
Net occupancy expense	4,705	4,720	4,797	14,492	13,606
Furniture and equipment expense	1,799	2,045	2,208	5,874	6,300
Professional fees	1,579	1,607	1,361	4,693	5,617
Amortization of intangible assets	2,871	2,951	3,149	8,833	8,200
Interchange expense	1,574	1,487	1,434	4,606	4,360
Other operating expenses	12,999	12,797	10,807	38,680	28,425
Total noninterest expense	$70,736	$69,092	$73,487	$210,204	$190,611

Income before income taxes	$44,138	$36,202	$32,396	$116,045	$117,659
Income taxes	8,477	6,378	6,455	22,121	24,136
Net income	$35,661	$29,824	$25,941	$93,924	$93,523

SHARE AND PER SHARE AMOUNTS
Basic earnings per common share	$0.64	$0.54	$0.46	$1.70	$1.69
Diluted earnings per common share	$0.64	$0.53	$0.46	$1.67	$1.67
Average common shares outstanding	55,349,547	55,421,887	56,227,816	55,399,424	55,256,348
Diluted average common shares outstanding	56,073,164	56,104,017	56,832,518	56,123,756	55,872,835

Balance Sheet Growth

Our balance sheet remains a source of strength. Total assets were $12.50 billion at September 30, 2022, compared to $12.36 billion at June 30, 2022, and $12.90 billion at September 30, 2021. At September 30, 2022, portfolio loans were $7.67 billion, compared to $7.50 billion as of June 30, 2022, and $7.15 billion as of September 30, 2021. Amortized costs of Paycheck Protection Program (PPP) loans of $1.4 million, $7.6 million, and $178.2 million are included in the September 30, 2022, June 30, 2022, and September 30, 2021, portfolio loan balances, respectively. During the third quarter of 2022, Busey Bank experienced another strong quarter of core loan1 growth of $178.5 million, consisting of growth in commercial balances2 of $116.4 million and growth in retail real estate and retail other balances of $62.1 million. Growth was principally driven by our Northern Illinois, Gateway, and Indiana service centers. As has been our practice, we remain steadfast in our disciplined underwriting.

Average portfolio loans were $7.62 billion for the third quarter of 2022, compared to $7.38 billion for the second quarter of 2022 and $7.13 billion for the third quarter of 2021. The average balance of PPP loans for the third quarter of 2022 was $4.2 million, compared to $19.3 million for the second quarter of 2022 and $291.8 million for the third quarter of 2021. Average interest-earning assets for the third quarter of 2022 were $11.50 billion, compared to $11.45 billion for the second quarter of 2022, and $11.73 billion for the third quarter of 2021.

Total deposits were $10.60 billion at September 30, 2022, compared to $10.40 billion at June 30, 2022, and $10.82 billion at September 30, 2021. Fluctuations in deposit balances can be attributed to the retention of PPP loan funding in customer deposit accounts, the impacts of fiscal stimulus, inflation and related economic effects on our customers, as well as typical seasonality aspects within our portfolio, and other core deposit1 growth. The Company remains funded substantially through core deposits1 with significant market share in its primary markets. Core deposits1 accounted for 99.0% of total deposits as of September 30, 2022. Cost of deposits was 0.13% in the third quarter of 2022, which represents a 5 basis points increase from the second quarter of 2022. Excluding time deposits, the Company’s cost of deposits was 0.11% in the third quarter of 2022, an increase of 0.06% from June 30, 2022.

Asset Quality

Credit quality continues to be exceptionally strong. Loans 30-89 days past due totaled $6.3 million as of September 30, 2022, compared to $5.2 million as of June 30, 2022, and $6.4 million as of September 30, 2021. Non-performing loans decreased to $16.7 million as of September 30, 2022, compared to $17.5 million as of June 30, 2022, and $25.9 million as of September 30, 2021. Continued disciplined credit management resulted in non-performing loans as a percentage of portfolio loans of 0.22% at September 30, 2022, compared to 0.23% as of June 30, 2022, and 0.36% as of September 30, 2021. Non-performing assets were 0.14% of total assets at the end of the third quarter of 2022, compared to 0.15% at June 30, 2022 and 0.23% at September 30, 2021.

Net charge-offs totaled $0.4 million for the third quarter of 2022, compared to $1.1 million for the second quarter of 2022 and $0.7 million for the third quarter of 2021. The allowance as a percentage of portfolio loans was 1.18% at both September 30, 2022, and June 30, 2022, compared to 1.30% at September 30, 2021. The allowance as a percentage of non-performing loans was 544.75% at September 30, 2022, compared to 507.36% at June 30, 2022, and 358.86% at September 30, 2021.

The Company maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment.

1 See "Non-GAAP Financial Information" for a reconciliation.
2 Commercial balances include commercial, commercial real estate, and real estate construction loans.

ASSET QUALITY (unaudited)
(dollars in thousands)

	As of
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Total assets	$12,497,388	$12,356,433	$12,567,509	$12,859,689	$12,899,330
Portfolio loans	7,670,114	7,497,778	7,272,873	7,188,998	7,150,635
Portfolio loans excluding amortized cost of PPP loans	7,668,688	7,490,162	7,241,104	7,114,040	6,972,404
Loans 30 – 89 days past due	6,307	5,157	3,916	6,261	6,446
Non-performing loans:
Non-accrual loans	15,425	15,840	12,488	15,946	25,369
Loans 90+ days past due and still accruing	1,229	1,654	197	906	491
Non-performing loans	$16,654	$17,494	$12,685	$16,852	$25,860
Non-performing loans, segregated by geography:
Illinois / Indiana	$10,531	$11,261	$6,467	$10,450	$17,824
Missouri	5,008	5,259	5,263	5,349	6,736
Florida	1,115	974	955	1,053	1,300
Other non-performing assets	1,219	1,429	3,606	4,416	3,184
Non-performing assets	$17,873	$18,923	$16,291	$21,268	$29,044

Allowance for credit losses	$90,722	$88,757	$88,213	$87,887	$92,802

RATIOS
Non-performing loans to portfolio loans	0.22%	0.23%	0.17%	0.23%	0.36%
Non-performing loans to portfolio loans, excluding PPP loans	0.22%	0.23%	0.18%	0.24%	0.37%
Non-performing assets to total assets	0.14%	0.15%	0.13%	0.17%	0.23%
Non-performing assets to portfolio loans and other non-performing assets	0.23%	0.25%	0.22%	0.30%	0.41%
Allowance for credit losses to portfolio loans	1.18%	1.18%	1.21%	1.22%	1.30%
Allowance for credit losses to portfolio loans, excluding PPP	1.18%	1.18%	1.22%	1.24%	1.33%
Allowance for credit losses as a percentage of non-performing loans	544.75%	507.36%	695.41%	521.52%	358.86%

NET CHARGE-OFFS (RECOVERIES) AND PROVISION EXPENSE (RELEASE) (unaudited)
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net charge-offs (recoveries)	$399	$1,109	$739	$929	$2,059
Provision expense (release)	2,364	1,653	(1,869)	3,764	(10,365)

Net charge-offs (recoveries), annualized	1,583	4,448	2,932	1,242	2,753
Average portfolio loans	7,617,918	7,378,969	7,133,108	7,387,582	6,921,226
Net charge-off ratio	0.02%	0.06%	0.04%	0.02%	0.04%

Net Interest Margin1 and Net Interest Income

Net interest margin1 for the third quarter of 2022 was 3.00%, compared to 2.68% for the second quarter of 2022 and 2.41% for the third quarter of 2021. Excluding purchase accretion, adjusted net interest margin1 was 2.97% for the third quarter of 2022, compared to 2.66% in the second quarter of 2022 and 2.35% in the third quarter of 2021. Net interest income was $86.3 million in the third quarter of 2022, compared to $75.9 million in the second quarter of 2022 and $70.8 million in the third quarter of 2021.

The Federal Open Market Committee (FOMC) raised rates by 150 basis points during the third quarter of 2022, and by a total of 300 basis points during the first three quarters of 2022. Rising rates have a positive impact on net interest margin1, as assets, in particular commercial loans, reprice more quickly and to a greater extent than liabilities. Given the timing of the FOMC meetings in September, the full benefit of the associated movement in rates to our net interest margin will be realized in subsequent quarters. In general, net interest margins1 have been impacted over the last two years by PPP loans, significant growth in the Company’s liquidity position, and the issuance of debt, with more recent impacts resulting from rate increases. Factors contributing to the 32-basis point increase in net interest margin during the third quarter of 2022 include:

•Increased loan portfolio income contributed +38 basis points
•Increases in the cash and securities portfolio yield contributed +7 basis points
•Increased recognition of purchase accounting accretion contributed +1 basis points
•Increased deposit funding costs contributed -5 basis points
•Increased borrowing costs contributed -4 basis points, of which -2 basis points is attributable to the carrying cost of our 2017 subordinated debt that was redeemed on August 25, 2022
•Increased net interest expense on cash flow hedges contributed -3 basis points
•Reduced volume of PPP loan forgiveness contributed -2 basis points

Future FOMC rate decisions are expected to continue to be a net positive to net interest margin1. Based on our most recent Asset Liability Management Committee (ALCO) model, a 100 basis point parallel rate shock is expected to increase net interest income by 4.6% over the subsequent twelve-month period. Market competition for deposits has started to increase and deposits betas are likely to increase going forward, which is factored into our ALCO model. We are committed to protecting our quality core deposit franchise and are in regular contact with our customers to proactively address their needs and concerns. In the third quarter of 2022, our incremental interest-bearing non-maturity deposit beta was 6.4%. Since the onset of the Fed tightening cycle, our cumulative interest bearing non-maturity deposit beta has been 4.9%. Deposit betas are calculated based on an average Fed funds rate of 2.35% during the third quarter of 2022.

[1] See "Non-GAAP Financial Information" for a reconciliation.

Noninterest Income

Noninterest income was $30.9 million for the third quarter of 2022, as compared to $31.0 million for the second quarter of 2022 and $33.3 million for the third quarter of 2021. Excluding the impact of net securities gains and losses, noninterest income was $30.9 million for the third quarter of 2022, compared to $32.7 million for the second quarter of 2022 and $33.2 million for the third quarter of 2021. Beginning on July 1, 2022, we became subject to the Durbin Amendment of the Dodd-Frank Act. The Durbin Amendment requires the Federal Reserve to establish a maximum permissible interchange fee for many types of debit transactions. The third quarter impact of these rules was a $2.4 million reduction in fee income. Revenues from wealth management fees and payment technology solutions activities represented 56.9% of the Company’s noninterest income for the quarter ended September 30, 2022, providing a balance to spread-based revenue from traditional banking activities.

Wealth management fees were $12.5 million for the third quarter of 2022, compared to $14.1 million for the second quarter of 2022 and $13.7 million for the third quarter of 2021, representing a 9.0% decrease from the comparable period in 2021. The quarter over quarter decline in wealth management fees is primarily attributable to declines in market valuations. The Wealth Management operating segment generated net income of $3.8 million in the third quarter of 2022, compared to $5.1 million in the second quarter of 2022, and $4.7 million in the third quarter of 2021, a 20.4% decrease from the comparable period in 2021. First Busey’s Wealth Management division ended the third quarter of 2022 with $10.75 billion in assets under care, a decrease from $11.45 billion at the end of the second quarter of 2022 and $12.36 billion at the end of the third quarter of 2021, principally due to a reduction in market valuations. Our portfolio management team continues to produce solid results in the face of very volatile markets. In the third quarter, the Busey core investment strategy outperformed its benchmark.

Payment technology solutions revenue from FirsTech was $5.1 million for the third quarter of 2022, compared to $4.9 million for the second quarter of 2022 and $4.6 million for the third quarter of 2021. Excluding intracompany eliminations, FirsTech generated revenue of $5.6 million during the third quarter of 2022, an increase from $5.4 million in the second quarter of 2022 and $5.0 million during the third quarter of 2021. The FirsTech operating segment generated net income of $0.4 million in the third quarter of 2022, consistent with both the second quarter of 2022 and the third quarter of 2021. The Company is currently making strategic investments in FirsTech to enhance future growth, including further upgrades to the product and engineering teams to build an application programming interface (API) cloud-based platform to provide for fully integrated payment capabilities as well as the continued development of our BaaS platform.

Fees for customer services were $7.6 million for the third quarter of 2022, compared to $9.6 million in the second quarter of 2022 and $9.3 million in the third quarter of 2021. Excluding the Durbin Amendment's impact, discussed above, fees for customer services increased $0.4 million quarter-over-quarter, and $0.7 million year-over-year.

Mortgage revenue was $0.4 million in the third quarter of 2022, an increase from $0.3 million in the second quarter of 2022 and a decrease from $1.7 million in the third quarter of 2021, due to declines in sold-loan volume and gain on sale premiums.

Other noninterest income was $4.3 million in the third quarter of 2022, an increase from $3.0 million in the second quarter of 2022 and $2.8 million in the third quarter of 2021. Fluctuations between the second quarter of 2022 and the third quarter of 2022 were primarily the result of increases in swap origination fee income, increased gains on commercial loan sales, and decreased losses on fixed asset disposal.

Operating Efficiency

Noninterest expense was $70.7 million in the third quarter of 2022, compared to $69.1 million in the second quarter of 2022 and $73.5 million in the third quarter of 2021. Excluding non-operating adjustments1, noninterest expense was $69.8 million in the third quarter of 2022, compared to $68.8 million in the second quarter of 2022 and $64.8 million in the third quarter of 2021. As a result, the efficiency ratio1 was 57.62% for the quarter ended September 30, 2022, compared to 60.56% for the quarter ended June 30, 2022, and 67.27% for the quarter ended September 30, 2021. The adjusted core efficiency ratio1 was 55.67% for the quarter ended September 30, 2022, compared to 59.01% for the quarter ended June 30, 2022 and 58.72% for the quarter ended September 30, 2021. The Company remains focused on expense discipline, while making necessary investments to support the organic growth of our key business lines and related support and risk management functions.

Noteworthy components of noninterest expense are as follows:

•Salaries, wages, and employee benefits were $39.8 million in the third quarter of 2022, compared to $38.1 million in the second quarter of 2022, and $41.9 million in the third quarter of 2021. Total full-time equivalents numbered 1,513 at September 30, 2022, compared to 1,493 at June 30, 2022, and 1,462 at September 30, 2021. The Company did not record any non-operating expense for salaries, wages, and employee benefit expenses in the second or third quarter of 2022, compared to $4.7 million in the third quarter of 2021.

•Data processing expense was $5.4 million in the third quarter of 2022, consistent with the second quarter of 2022 and a decrease from $7.8 million in the third quarter of 2021. The Company did not record any non-operating data processing expenses in the second or third quarter of 2022, compared to $3.2 million in the third quarter of 2021.

•Professional fees were $1.6 million in the third quarter of 2022, consistent with the second quarter of 2022 and an increase from $1.4 million in the third quarter of 2021. The Company recorded $0.1 million of non-operating professional fees in the third quarter of 2022, compared to $0.2 million in the second quarter of 2022 and $0.1 million in the third quarter of 2021.

•Amortization expense was $2.9 million in the third quarter of 2022, compared to $3.0 million in the second quarter of 2022 and $3.1 million in the third quarter of 2021.

•Other operating expenses were $13.0 million for the third quarter of 2022, compared to $12.8 million in the second quarter of 2022 and $10.8 million in the third quarter of 2021. The Company recorded $0.9 million of non-operating expenses within the other operating expense line in the third quarter of 2022, compared to $0.1 million in the second quarter of 2022 and $0.6 million in the third quarter of 2021.

Early in the fourth quarter of 2022, we implemented a targeted restructuring and efficiency optimization plan that is expected to generate annual salary and benefits savings of $4.0 million to $4.4 million. We also expect to incur one-time severance-related costs associated with this initiative of $1.1 million to $1.3 million, most of which will be realized in fourth quarter. We expect to largely reinvest the anticipated savings to support ongoing growth initiatives across our franchise over the next several quarters.

[1] See "Non-GAAP Financial Information" for a reconciliation.

Capital Strength

The Company's strong capital levels, coupled with its earnings, have allowed First Busey to provide a steady return to its stockholders through dividends. On October 28, 2022, the Company will pay a cash dividend of $0.23 per common share to stockholders of record as of October 21, 2022. The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of September 30, 2022, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. The Company’s Common Equity Tier 1 ratio is estimated1 to be 11.79% at September 30, 2022, compared to 11.77% at June 30, 2022, and 11.95% at September 30, 2021. Our Total Capital to Risk Weighted Assets ratio is estimated1 to be 15.98% at September 30, 2022, compared to 16.58% at June 30, 2022, and 15.91% at September 30, 2021. During the third quarter of 2022, we redeemed $60.0 million of callable, fixed-to-floating rate subordinated notes that were originally issued in 2017, and scheduled to mature on May 25, 2027. The full balance of these subordinated notes qualified as Tier 2 Capital for First Busey for the first five years, with a phase out that began in the second quarter of 2022 until redemption. At the time of redemption, the redeemed subordinated notes carried interest at a floating rate of 3-month LIBOR plus 2.919%.

The Company’s tangible common equity2 was $748.9 million at September 30, 2022, compared to $801.9 million at June 30, 2022, and $971.3 million at September 30, 2021. Tangible common equity2 represented 6.17% of tangible assets at September 30, 2022, compared to 6.68% at June 30, 2022, and 7.75% at September 30, 2021. The Company’s tangible book value per common share2 declined from $14.31 at June 30, 2022, to $13.39 at September 30, 2022. The decline in both the ratio of tangible common equity to tangible assets2 and tangible book value per common share2 is primarily attributable to the fair market valuation adjustment of the Company’s securities portfolio as a result of the rapidly rising rate environment as reflected in the accumulated other comprehensive income (loss) (AOCI) component of shareholder’s equity, net of retained earnings and amortization of intangible assets over the same period.

During the third quarter of 2022, the Company purchased 130,000 shares of its common stock at a weighted average price of $23.75 per share for a total of $3.1 million under the Company’s stock repurchase plan. As of September 30, 2022, the Company had 147,210 shares remaining on its stock repurchase plan available for repurchase.

3Q22 Quarterly Earnings Supplement

For additional information on the Company’s financial condition and operating results, please refer to the 3Q22 Quarterly Earnings Supplement presentation furnished via Form 8-K on October 25, 2022, in connection with this earnings release.

[1] Capital ratios for the third quarter of 2022 are not yet finalized, and are subject to change.
[2] See "Non-GAAP Financial Information" for a reconciliation.

Corporate Profile

As of September 30, 2022, First Busey Corporation (Nasdaq: BUSE) was a $12.50 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation, had total assets of $12.45 billion as of September 30, 2022, and is headquartered in Champaign, Illinois. Busey Bank currently has 46 banking centers serving Illinois, eight banking centers serving Missouri, three banking centers serving southwest Florida, and one banking center in Indianapolis, Indiana.

Busey Bank’s wholly-owned subsidiary, FirsTech, is a payments platform specializing in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions. With associates across the United States, FirsTech provides comprehensive and innovative payment technology solutions that enable businesses to connect with their customers in a multitude of ways on a single, highly configurable, secure platform. Fast, secure payment modes include, but are not limited to, text-based payments; electronic payments concentration delivered to Automated Clearing House networks; internet voice recognition (IVR); credit cards; in-store payments for customers at retail pay agents; direct debit services; and lockbox remittance processing for customers to make payments by mail. Once these payments are processed through integration with our customers’ financial systems, FirsTech provides its customers with reconciliation and settlement services to ensure payment confirmation. Additionally, FirsTech provides consulting and technology services through its Professional Services Division, assisting clients in identifying and implementing payment technologies to meet their evolving needs. FirsTech launched its innovative BaaS platform at the beginning of 2022, helping community banks and their commercial customers build modernized payment solutions, which include online payment technologies and automated file transfers. More information about FirsTech can be found at firstechpayments.com.

Through the Company’s Wealth Management division, the Company provides asset management, investment, and fiduciary services to individuals, businesses, and foundations. As of September 30, 2022, assets under care were $10.75 billion.

Busey Bank has been named among America’s Best Banks for 2022, a first-ever recognition by Forbes magazine. Ranked 52nd overall, Busey was the top-ranked bank headquartered in Illinois; only three other Illinois-based banks were included on the list. Additionally, for the first time in 2022, Busey was named a Leading Disability Employer by the National Organization on Disability--this highly selective award is presented only to top performing companies demonstrating positive outcomes in recruiting, hiring, retaining and advancing people with disabilities in their workforce. We are honored to be consistently recognized nationally and locally for our engaged culture of integrity and commitment to community development.

For more information about us, visit busey.com.

Category: Financial
Source: First Busey Corporation

Contacts:

Jeffrey D. Jones, Chief Financial Officer
217-365-4130

Ted Rosinus, EVP Investor Relations & Corporate Development
847-832-0392

Non-GAAP Financial Information

This earnings release contains certain financial information determined by methods other than GAAP. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions, as well as for comparison to the Company’s peers. The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring noninterest items and provide additional perspective on the Company’s performance over time.

A reconciliation to what management believes to be the most directly comparable GAAP financial measures—specifically, net interest income, total noninterest income, net security gains and losses, and total noninterest expense in the case of pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, and adjusted pre-provision net revenue to average assets; net income in the case of adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, return on average tangible common equity, and adjusted return on average tangible common equity; net interest income in the case of adjusted net interest income and adjusted net interest margin; net interest income, total noninterest income, and total noninterest expense in the case of adjusted noninterest expense, adjusted core expense, efficiency ratio, adjusted efficiency ratio, and adjusted core efficiency ratio; total stockholders’ equity in the case of tangible book value per common share; total assets and total stockholders’ equity in the case of tangible common equity and tangible common equity to tangible assets; portfolio loans in the case of core loans and core loans to portfolio loans; total deposits in the case of core deposits and core deposits to total deposits; and portfolio loans and total deposits in the case of core loans to core deposits—appears below.

These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates or effective rates as appropriate.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Pre-Provision Net Revenue, Adjusted Pre-Provision Net Revenue, Pre-Provision Net Revenue to Average Assets, and Adjusted Pre-Provision Net Revenue to Average Assets
(dollars in thousands)

		Three Months Ended			Nine Months Ended
		September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
PRE-PROVISION NET REVENUE
Net interest income		$86,305	$75,928	$70,755	$232,289	$200,190
Total noninterest income		30,933	31,019	33,259	97,724	97,715
Net security (gains) losses		(4)	1,714	(57)	2,324	(2,596)
Total noninterest expense		(70,736)	(69,092)	(73,487)	(210,204)	(190,611)
Pre-provision net revenue		46,498	39,569	30,470	122,133	104,698
Non-GAAP adjustments:
Acquisition and other restructuring expenses		957	303	8,677	2,095	11,710
Provision for unfunded commitments		(320)	(267)	(978)	525	(1,068)
Amortization of New Markets Tax Credits		1,665	1,662	1,240	4,668	4,308
Adjusted pre-provision net revenue		$48,800	$41,267	$39,409	$129,421	$119,648

Pre-provision net revenue, annualized	[a]	$184,476	$158,711	$120,886	$163,291	$139,981
Adjusted pre-provision net revenue, annualized	[b]	193,609	165,521	156,351	173,035	159,969
Average total assets	[c]	12,531,856	12,452,070	12,697,795	12,547,816	11,571,270

Reported: Pre-provision net revenue to average assets[1]	[a÷c]	1.47%	1.27%	0.95%	1.30%	1.21%
Adjusted: Pre-provision net revenue to average assets[1]	[b÷c]	1.54%	1.33%	1.23%	1.38%	1.38%

1.Annualized measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Return on Average Assets, Return on Average Tangible Common Equity, and Adjusted Return on Average Tangible Common Equity
(dollars in thousands, except per share amounts)

		Three Months Ended			Nine Months Ended
		September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
NET INCOME ADJUSTED FOR NON-OPERATING ITEMS
Net income	[a]	$35,661	$29,824	$25,941	$93,924	$93,523
Non-GAAP adjustments:
Acquisition expenses:
Salaries, wages, and employee benefits		—	—	4,462	587	5,587
Data processing		—	—	3,182	214	3,557
Professional fees, occupancy, and other		4	204	776	242	2,309
Other restructuring expenses:
Salaries, wages, and employee benefits		—	—	257	—	257
Loss on leases or fixed asset impairment		877	99	—	976	—
Professional fees, occupancy, and other		76	—	—	76	—
Related tax benefit		(183)	(46)	(1,773)	(399)	(2,402)
Adjusted net income	[b]	$36,435	$30,081	$32,845	$95,620	$102,831

DILUTED EARNINGS PER SHARE
Diluted average common shares outstanding	[c]	56,073,164	56,104,017	56,832,518	56,123,756	55,872,835

Reported: Diluted earnings per share	[a÷c]	$0.64	$0.53	$0.46	$1.67	$1.67
Adjusted: Diluted earnings per share	[b÷c]	$0.65	$0.54	$0.58	$1.70	$1.84

RETURN ON AVERAGE ASSETS
Net income, annualized	[d]	$141,481	$119,624	$102,918	$125,576	$125,040
Adjusted net income, annualized	[e]	144,552	120,655	130,309	127,844	137,485
Average total assets	[f]	12,531,856	12,452,070	12,697,795	12,547,816	11,571,270

Reported: Return on average assets[1]	[d÷f]	1.13%	0.96%	0.81%	1.00%	1.08%
Adjusted: Return on average assets[1]	[e÷f]	1.15%	0.97%	1.03%	1.02%	1.19%

RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Average common equity		$1,181,448	$1,197,052	$1,351,416	$1,219,645	$1,323,571
Average goodwill and other intangible assets, net		(368,981)	(371,890)	(380,885)	(371,873)	(370,829)
Average tangible common equity	[g]	$812,467	$825,162	$970,531	$847,772	$952,742

Reported: Return on average tangible common equity[1]	[d÷g]	17.41%	14.50%	10.60%	14.81%	13.12%
Adjusted: Return on average tangible common equity[1]	[e÷g]	17.79%	14.62%	13.43%	15.08%	14.43%

1.Annualized measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Adjusted Net Interest Income and Adjusted Net Interest Margin
(dollars in thousands)

		Three Months Ended			Nine Months Ended
		September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net interest income		$86,305	$75,928	$70,755	$232,289	$200,190
Non-GAAP adjustments:
Tax-equivalent adjustment		543	546	598	1,635	1,778
Tax-equivalent net interest income		86,848	76,474	71,353	233,924	201,968
Purchase accounting accretion related to business combinations		(830)	(599)	(1,799)	(2,588)	(5,682)
Adjusted net interest income		$86,018	$75,875	$69,554	$231,336	$196,286

Tax-equivalent net interest income, annualized	[a]	$344,560	$306,736	$283,085	$312,756	$270,030
Adjusted net interest income, annualized	[b]	341,267	304,334	275,948	309,295	262,434
Average interest-earning assets	[c]	11,497,783	11,453,198	11,730,637	11,550,887	10,651,386

Reported: Net interest margin[1]	[a÷c]	3.00%	2.68%	2.41%	2.71%	2.54%
Adjusted: Net interest margin[1]	[b÷c]	2.97%	2.66%	2.35%	2.68%	2.46%

1. Annualized measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Adjusted Noninterest Expense, Adjusted Core Expense, Efficiency Ratio, Adjusted Efficiency Ratio, and Adjusted Core Efficiency Ratio
(dollars in thousands)

		Three Months Ended			Nine Months Ended
		September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net interest income		$86,305	$75,928	$70,755	$232,289	$200,190
Non-GAAP adjustments:
Tax-equivalent adjustment		543	546	598	1,635	1,778
Tax-equivalent net interest income		86,848	76,474	71,353	233,924	201,968

Total noninterest income		30,933	31,019	33,259	97,724	97,715
Non-GAAP adjustments:
Net security (gains) losses		(4)	1,714	(57)	2,324	(2,596)
Noninterest income excluding net securities gains and losses		30,929	32,733	33,202	100,048	95,119

Tax-equivalent net interest income plus noninterest income excluding net securities gains and losses	[a]	$117,777	$109,207	$104,555	$333,972	$297,087

Total noninterest expense		$70,736	$69,092	$73,487	$210,204	$190,611
Non-GAAP adjustments:
Amortization of intangible assets	[b]	(2,871)	(2,951)	(3,149)	(8,833)	(8,200)
Non-interest expense excluding amortization of intangible assets	[c]	67,865	66,141	70,338	201,371	182,411
Non-operating adjustments:
Salaries, wages, and employee benefits		—	—	(4,719)	(587)	(5,844)
Data processing		—	—	(3,182)	(214)	(3,557)
Impairment, professional fees, occupancy, and other		(957)	(303)	(776)	(1,294)	(2,309)
Adjusted noninterest expense	[f]	66,908	65,838	61,661	199,276	170,701
Provision for unfunded commitments		320	267	978	(525)	1,068
Amortization of New Markets Tax Credits		(1,665)	(1,662)	(1,240)	(4,668)	(4,308)
Adjusted core expense	[g]	$65,563	$64,443	$61,399	$194,083	$167,461

Noninterest expense, excluding non-operating adjustments	[f-b]	$69,779	$68,789	$64,810	$208,109	$178,901

Reported: Efficiency ratio	[c÷a]	57.62%	60.56%	67.27%	60.30%	61.40%
Adjusted: Efficiency ratio	[f÷a]	56.81%	60.29%	58.97%	59.67%	57.46%
Adjusted: Core efficiency ratio	[g÷a]	55.67%	59.01%	58.72%	58.11%	56.37%

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Tangible Book Value Per Common Share
(dollars in thousands, except per share amounts)

		As of
		September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Total stockholders' equity		$1,106,588	$1,161,957	$1,218,025	$1,319,112	$1,333,076
Goodwill and other intangible assets, net		(367,091)	(369,962)	(372,913)	(375,924)	(378,891)
Tangible book value	[a]	$739,497	$791,995	$845,112	$943,188	$954,185

Ending number of common shares outstanding	[b]	55,232,434	55,335,703	55,278,785	55,434,910	55,826,984

Tangible book value per common share	[a÷b]	$13.39	$14.31	$15.29	$17.01	$17.09

Tangible Common Equity and Tangible Common Equity to Tangible Assets
(dollars in thousands)

		As of
		September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Total assets		$12,497,388	$12,356,433	$12,567,509	$12,859,689	$12,899,330
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(367,091)	(369,962)	(372,913)	(375,924)	(378,891)
Tax effect of other intangible assets[1]		9,369	9,905	10,456	16,254	17,115
Tangible assets	[a]	$12,139,666	$11,996,376	$12,205,052	$12,500,019	$12,537,554

Total stockholders' equity		$1,106,588	$1,161,957	$1,218,025	$1,319,112	$1,333,076
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(367,091)	(369,962)	(372,913)	(375,924)	(378,891)
Tax effect of other intangible assets[1]		9,369	9,905	10,456	16,254	17,115
Tangible common equity	[b]	$748,866	$801,900	$855,568	$959,442	$971,300

Tangible common equity to tangible assets[2]	[b÷a]	6.17%	6.68%	7.01%	7.68%	7.75%

1.Net of estimated deferred tax liability.
2.Tax-effected measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Core Loans, Core Loans to Portfolio Loans, Core Deposits, Core Deposits to Total Deposits, and Core Loans to Core Deposits
(dollars in thousands)

		As of
		September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Portfolio loans	[a]	$7,670,114	$7,497,778	$7,272,873	$7,188,998	$7,150,635
Non-GAAP adjustments:
PPP loans amortized cost		(1,426)	(7,616)	(31,769)	(74,958)	(178,231)
Core loans	[b]	$7,668,688	$7,490,162	$7,241,104	$7,114,040	$6,972,404

Total deposits	[c]	$10,601,397	$10,397,228	$10,591,836	$10,768,577	$10,817,867
Non-GAAP adjustments:
Brokered transaction accounts		(2,006)	(2,002)	(2,002)	(2,248)	(2,002)
Time deposits of $250,000 or more		(103,534)	(117,957)	(139,245)	(137,449)	(156,419)
Core deposits	[d]	$10,495,857	$10,277,269	$10,450,589	$10,628,880	$10,659,446

RATIOS
Core loans to portfolio loans	[b÷a]	99.98%	99.90%	99.56%	98.96%	97.51%
Core deposits to total deposits	[d÷c]	99.00%	98.85%	98.67%	98.70%	98.54%
Core loans to core deposits	[b÷d]	73.06%	72.88%	69.29%	66.93%	65.41%

Special Note Concerning Forward-Looking Statements

Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance, and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations, and assumptions of the Company’s management, and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the Company’s ability to control or predict, could cause actual results to differ materially from those in the Company’s forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national, and international economy (including effects of inflationary pressures and supply chain constraints); (ii) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the Coronavirus Disease 2019 pandemic), or other adverse external events that could cause economic deterioration or instability in credit markets (including Russia’s invasion of Ukraine); (iii) changes in state and federal laws, regulations, and governmental policies concerning the Company’s general business; (iv) changes in accounting policies and practices; (v) changes in interest rates and prepayment rates of the Company’s assets (including the impact of The London Inter-bank Offered Rate phase-out); (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the loss of key executives or associates; (ix) changes in consumer spending; (x) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of any acquisition and the possibility that transaction costs may be greater than anticipated; (xi) unexpected outcomes of existing or new litigation involving the Company; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.